DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) made this 20th day of January, 2015, by and between Vystar Corporation, a Georgia corporation, having its mailing address at 2484 Briarcliff Rd., #22, Suite 159, Atlanta GA 30329 (the “Company”), and Nature’s Home Solutions, LLC, a Massachusetts limited liability company, having its principal office at 101 Aylesbury Road, Worcester, Massachusetts 01609 (the “Distributor").

Recitals

WHEREAS, Vystar owns and licenses its intellectual property to manufacturers of Natural Rubber Latex (“NRL) with Vytex NRL (the “Licensed Technology”);

WHEREAS, Vystar’s licensees sell the Vytex® NRL foam cores (the “Cores”) to manufacturers (the “Manufacturers”) of foam furniture and bedding products that use the Licensed Technology (the “Products”);

WHEREAS, such Manufacturers manufacture the final Products;

WHEREAS, Distributor desires to purchase the Products for distribution in the United States (the “Territory”);

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement the parties agree as follows

1.

Appointment and Acceptance

a.

Subject to the qualification set forth below, the Company hereby appoints Distributor and Distributor accepts such appointment, as the exclusive Distributor for the Products in the Territory on the terms and conditions hereinafter set forth.  Such Products may be sold under the Company’s name or on an OEM basis.  Distributor may appoint any sub-distributors or representatives for the sale of the Products.

b.

The Company hereby appoints Distributor and Distributor accepts such appointment as the non-exclusive Distributor for apparel products (threads) in the Territory that use the Licensed Technology.

c.

Notwithstanding the foregoing and subject to the below, in the event that the total license fees and rebates paid to the Company in any of the years as set forth below are less than the dollar amount set forth below for any of such years (the “Minimum Fees and Rebates”), the Company shall have the right to appoint another distributor(s) for the Products for the next succeeding year and for any year thereafter:

(1)

18 months ended June 30, 2016 - $900,000

(2)        12 months ended July 1, 2017 - $990,000

(3)

12 months ended July 1, 2018 and thereafter– ten percent increase from the prior 12 months

Notwithstanding the foregoing, in the event that the total license fees and rebates paid to the Company in any of the years as set forth below are less than the Minimum Fees and Rebates solely as a result of the failure of the Manufacturers (i.e., Islatex) to deliver sufficient Products to generate such Minimum Fees and Rebates, the Company shall not have the right to terminate Distributor’s status as exclusive Distributor in the Territory.

d.

All Products purchased by or sold by Distributor during the term of this Agreement shall be purchased under and subject to the terms of this Agreement.

e.

The Company hereby appoints William R. Doyle as its designee with respect to all matters related to this Agreement.  Distributor hereby appoints Greg Rotman or Steven Rotman, as its designee with respect to all matters related to this Agreement.  The Company shall be permitted to rely on either of Greg Rotman or Steven Rotman on any matters under this Agreement.  In the event of resignation, termination of employment, death or disability of either such designee, each party shall appoint a substitute designee within 30 days of such event.

f.

Subject to the terms and conditions of this Agreement, the Company grants to Distributor a license to use the Company’s trademarks set forth on Exhibit A hereto solely in connection with Distributor’s permitted marketing of the Products; provided that such use is in accordance with such usage guidelines as the Company may make available to Distributor from time to time, and that all uses must reference the Company as the owner of the Trademarks.  Distributor’s rights under this Paragraph 1(d) shall terminate immediately upon any expiration or termination of this Agreement.  Distributor agrees that its use of the trademarks shall not create in its favor any right, title or interest therein and acknowledges the Company’s exclusive right, title and interest in the trademarks.

g.

The Company shall cause its licensees of the Licensed Technology to sell the Products in the Territory only to Distributor during the term of this Agreement.  The Company shall advise Distributor regarding pricing and product development, and make industry introductions as reasonably.  The Company shall facilitate introductions for marketing development and marketing purposes.

2.

Commission

a.

Within 30 days after receipt of Cores and/or Products in a Container by a Manufacturer, Distributor shall make one of the following payments to the Company (“Container Commission”):

(i)

Mixed Container (not shrink-wrapped)

$4,000.00

(ii)

Mixed Container (shrink-wrapped)

$8,000.00

(iii)

Pillows only (not shrink-wrapped)

$3,000.00

(iv)

Pillows only (shrink-wrapped)

$6,000.00

 For purposes of this Agreement, a Container consists of a 40-foot high-cube shipping container filled to capacity with foam Products and/or Cores.  For example, a full Container shall contain approximately 200 uncompressed mattress Cores and 3,500 uncompressed pillows.  If a mixed Container is not filled to capacity and not compressed and is a 20-foot high-cube container, then the Container Commission shall be $2,000 per Container.  In the event that any of the Cores or Products are rejected by a Manufacturer and do not conform to the purchase order, the Container Commission shall be reduced pro rata based on the percentage of Cores or Products so rejected.

b.

On the forty-fifth day after each calendar month, for the immediately prior calendar month, Distributor shall pay the Company a commission on all Products (including apparel (threads)) distributed, equal to a twenty percent (20%) of “Net Sales” less any Container Commission paid for the same calendar month.  For purposes of this Section 2, “Net Sales” shall mean the revenue received (less any chargebacks, returns, rebates, etc.) less the cost of goods sold, less commissions (other than the Container Commission) and a 4% retention credit for Distributor, less general and administrative/fixed costs (including employee salaries and benefits), such as any monthly fees, bookkeeping, sales taxes, filings preparation and costs, professional fees and other similar fees.  For any calendar month in which the Container Commission exceeds the Net Sales Commission, the Distributor shall be required to pay only the Container Commission.

c.

Distributor shall pay and collect all taxes related to sales to its customers.

d.

The Company may authorize Distributor to sell Products under any other name owned by Distributor or licensed to Distributor on an OEM basis, it being understood that such brand name shall be not be owned by the Company.  In such event, Distributor represents and warrants the branding with respect to the Products offered for sale and sold shall comply with all applicable laws and regulations and procedures.

3.

Conduct of Business

a.

Distributor shall maintain a sales office and shall use commercially reasonable efforts and devote such time as may be reasonably necessary to sell and promote the sale of the Products within the Territory.  Distributor shall develop at its expense all marketing materials with the cooperation of the Company.  Distributor agrees to submit for Company's approval any and all printed, audio and/or video-recorded materials, including, but not limited to, any printed text, pictures, or videotaped footage, that contain the Licensed Technology, Company's name, Vytex®NRL, trademark logo or service marks,  photograph or Company's name, photograph, voice recording, videotaped image and or likeness, signature or biographical information, any statements, opinions and comments regarding Company or the Products (collectively referred to as ''Materials''). Distributor shall submit all Materials to Company for approval prior to dissemination of any Materials. Company's approval must be made in writing stating that the Materials have been reviewed and approved, if such is the case. If Company does not object to said Materials, in writing or by email, within five (5) business days after delivery to the Company, they shall be deemed to have approved the use of said Materials. Company's approval shall not be unreasonably withheld. Approval for one use shall be deemed approval for all.

b.

Distributor will conduct all of its business in its own name, website and in such manner it may see fit. Other than as expressly set forth herein, Distributor will pay all expenses and shall be responsible for the expenses of its employees.

c.

Distributor is and shall act as an independent contractor.  Distributor, its agents and employees are not the representatives of the Company for any purpose, and they have no power to represent, act for, bind or otherwise create or assume any obligation on behalf of the Company for any purpose whatsoever.

d.

The Designees shall meet at least quarterly to discuss business operations.

e.

Each of the parties shall maintain accurate and complete records relating to its activities under the Agreement sufficient for the other party to determine compliance with the provisions of the Agreement, and shall retain such records for a period of three years after the calendar year in which such activities related.  Each of the parties shall have the right (not more than once per calendar year), on its own or using an independent auditor or agent, upon ten (10) days’ prior written notice to the other party, to inspect, during normal business hours, other party’s records to verify compliance by the other party with the terms of the Agreement.  The parties agree to cooperate with each other in any such inspection.  All costs of such audit shall be borne by the inspecting party; provided, however, that if any such audit reveals any material underpayment by such other party, the costs of such audit shall be borne by such other party.

4.

Limit of Remedy.  In no event shall either party be liable for any incidental, consequential, or special damages of any kind or nature whatsoever, including but not limited to lost profits arising from or in any way connected with this Agreement or items sold hereunder, whether alleged to arise from breach of contract, express or implied warranty, or in tort, including without limitation, negligence, failure to warn or strict liability.

5.

Proprietary Information

a.

Distributor acknowledges that the processes used by the Company to develop and produce the Products or any other items involve confidential information and data of substantial value to the Company, which value would be impaired if said information and data were disclosed to third parties.  Therefore, Distributor agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any confidential information and data revealed by the Company. The Company acknowledges that the processes used by Distributor to carry out this Agreement involve confidential information and data of substantial value to Distributor, which value would be impaired if said information and data were disclosed to third parties.  Therefore, the Company agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any confidential information and data revealed by Distributor.

b.

The Company shall have no liability for infringement of any patents, trademarks, copyrights, trade dress, trade secrets or similar rights except as provided in this Paragraph 5(b).  The Company will defend and indemnify Distributor, its manager, members, officers, affiliates, successors and assigns against allegations of infringement of U.S. patents, U.S. trademarks, copyrights, trade dress and trade secrets (hereinafter "Intellectual Property Rights") by the Products.  The Company will defend at its expense and will pay the cost of any settlement or damages awarded in any action brought against Distributor, its manager, members, officers, affiliates, successors and assigns based on an allegation that an item sold pursuant to this contract infringes the Intellectual Property Rights of a third party.  Distributor shall notify the Company within sixty (60) days after Distributor becomes aware of such allegations of infringement.  The Company shall have sole control over the defense of any allegations or actions including all negotiations for settlement or compromise, and the Company shall receive all reasonable help and cooperation from Distributor.  If Products sold hereunder are subject to a claim that it infringes the Intellectual Property Rights of a third party, the Company may, at its sole expense and option, procure for Distributor the right to continue using said item, replace or modify said item so as to make it non-infringing, or offer to accept return of said item, and return the purchase price less a reasonable allowance for depreciation.  The foregoing provisions of this Paragraph 5(b) shall constitute the Company's sole and exclusive liability and Distributor's sole and exclusive remedy for infringement of Intellectual Property Rights.

6.

Termination

a.

Unless sooner terminated as set forth in Paragraph 6(b) below, this Agreement will remain in force.  This Agreement shall have a five (5) year term and shall renew automatically for three additional five-year periods unless the Distributor provides notice in writing at least thirty (30) days prior to the expiration of the term or any extension thereof of its intent to terminate.

b.

Notwithstanding subparagraph (a) above, in the event that any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against Distributor, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare Distributor insolvent or unable to pay its debts, then Company may immediately terminate this Agreement by giving Distributor or the Company, as the case may be, notice in writing to such effect.  In the event of the bankruptcy or dissolution of the Company, Distributor shall continue to have the licenses and other rights set forth herein.

c.

Either party may terminate this Agreement upon the uncured material breach of the other party, provided that such other party shall have been given prior written notice of breach and an opportunity to cure for a period of at least 30 days.

d.

Any termination of this Agreement shall not affect either party’s obligations under paragraphs 2, 4, 5, 6, 7, 8 and 9.

e.

Distributor shall have a reasonable sell off period of six (6) months after termination to sell any existing Products after which the Company shall purchase all such remaining goods for Distributor’s cause or at the Company’s sole discretion otherwise grant Distributor an extension of time to permit Distributor to continue to sell the Products.

7.

Notices.  Any notice required or permitted by this Agreement shall be sufficient if delivered personally, by facsimile or if sent by either party to the other by overnight delivery, post prepaid, addressed to the other party at the address set forth below:

If to the Company:

William R. Doyle

Chairman and President

Vystar Corporation

2484 Briarcliff Rd., #22

Suite 159

Atlanta, GA 30329

If to Distributor:

Nature’s Home Solutions, LLC

101 Aylesbury Road

Worcester, Massachusetts 01609

8.

Governing Law/Entire Agreement

a.

This Agreement shall be construed and the legal relations between the parties hereto determined in accordance with the laws of the Commonwealth of Massachusetts as a contract to be performed in the Commonwealth of Massachusetts.  The terms and conditions set forth herein, together with any amendments, modifications and any different terms or conditions expressly accepted by an officer of the Company and Distributor in writing, shall constitute the entire Agreement concerning the items sold, and there are no oral or other representations or agreements which pertain thereto.

b.

Each of the parties acknowledges that it has entered into this Agreement in the Commonwealth of Massachusetts, and agrees that all actions or proceedings arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement shall, be litigated only in federal and state courts located in the Commonwealth of Massachusetts and the Company:  (a) consents and submits to the in personam jurisdiction of any state or federal court located within the Commonwealth of Massachusetts; (b) waives any right to transfer or change the venue of litigation brought against the Company; and (c) acknowledges that it has appointed a registered agent, of which it will notify Distributor, to receive service of process in the Commonwealth of Massachusetts and that Distributor may serve the Company by written notice to the extent permitted by law and that service of process upon the registered agent, or by mail if allowed by law, shall be binding upon the Company.

9.

General

a.

The waiver of one breach or default hereunder shall not constitute the waiver of any subsequent breach or default.  This Agreement may be executed in one or more counterparts, by facsimile or by original signature.

b.

Should any of the provisions of this contract be invalid, such invalidity will not affect the validity of the remaining provisions.  The parties agree that they will replace any invalid provision with a valid provision that comes closest to the economic effect of the invalid provision.

c.

No party shall assign this Agreement or any rights hereunder without the prior written consent of the other party, provided that Distributor is  authorized to appoint any sub-distributor or representative for the sale of the Products.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal under the laws of the Commonwealth of Massachusetts as of the day and year first above written.

Distributor:

NATURE’S HOME SOLUTIONS, LLC

By: _/s/ Steven Rotman____________________

Steven Rotman, Manager

Company:

VYSTAR CORPORATION

By:  __/s/ William R. Doyle_________________

William R. Doyle, Chairman and President

Exhibit A

MARKS

Vystar®

Vytex®

Created by Nature.  Recreated by Science®

Attached is the Vytex® Natural Rubber Latex Trademark Style Guide